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                                                                    EXHIBIT 11.2

                       LORAL SPACE & COMMUNICATIONS LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                          SIX MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1996           1995
                                                                       ---------      --------
Primary:
  Net income (loss) applicable.......................................  $   4,254      $ (8,794)
                                                                        ========      ========
  Shares:
     Weighted average common shares outstanding......................    184,652       171,007
     Assumed conversion of Series A convertible preferred stock......     40,349            --
     Common equivalent shares applicable to stock options............        599             *
                                                                        --------      --------
     Average number of shares outstanding and common equivalent
      shares.........................................................    225,600       171,007
                                                                        ========      ========
Primary earnings (loss) per common share and common equivalent
  share..............................................................  $    0.02      $  (0.05)
                                                                        ========      ========
Fully Diluted:
  Net income (loss)..................................................  $   4,254      $ (8,794)
                                                                        ========      ========
  Shares:
     Weighted average common shares as adjusted for primary
      computation....................................................    225,600       171,007
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average price
      during the quarter.............................................         --             *
                                                                        --------      --------
     Average number of shares outstanding on a fully diluted basis...    225,600       171,007
                                                                        ========      ========
Earnings (loss) per share assuming full dilution.....................  $    0.02      $  (0.05)
                                                                        ========      ========

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* Effect is antidilutive.

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